Exhibit 99.2

Eastern Virginia Bankshares, Inc.

Amended and Restated

Employee Stock Purchase Plan

and

Dividend Reinvestment and Stock Purchase Plan

Enrollment Form

Employee:	_______________________________________________
Exact name in which to register stock (PRINT CLEARLY)

_______________________________________________
Address (must not be the bank’s address)

_______________________________________________
City, State and Zip Code

SSN:	__________________________________
(must match the name above)

I wish to participate in the Eastern Virginia Bankshares, Inc. (the “Company”) Employee Stock Purchase Plan (the “ESPP”) and hereby authorize a payroll deduction of $____ ($10 minimum) per pay period beginning with the first pay period that begins after __________, 2016 and continuing under the terms of the ESPP. Each payroll deduction shall be used for the purchase of one (1) initial share of the Company’s common stock under the terms of the ESPP.

In addition, I hereby enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) and authorize a payroll deduction of $_______ per pay period beginning with the first pay period that I am eligible to participate in the DRSPP and continuing under the terms of the DRSPP until the DRSPP administrator receives further instructions from me. Each payroll deduction shall be used for the purchase of shares of the Company’s common stock under the terms of the optional cash purchase of the DRSPP. In connection with the DRSPP, I hereby appoint American Stock Transfer & Trust Company, LLC (the “Administrator”) or any successor to receive cash dividends that may thereafter become payable to me on shares of the Company’s common stock registered in my name as set forth above and authorize the Administrator to apply such dividends (or the percentage of such dividends specified below) together with any optional cash investments that I may make under the plan to the purchase of full and fractional shares of the Company’s common stock.

☐ Full Dividend Reinvestment: Please invest all dividends payable to me in additional full and fractional shares of the Company’s common stock.

☐ Partial Dividend Reinvestment: Please invest _________% of dividends payable to me in additional full and fractional shares of the Company’s common stock. (Note: percentage specified must be at least 10%).

I understand that the purchases in the ESPP and DRSPP will be made under the terms and conditions of those plans and that I may revoke this authorization by notifying the Administrator in writing of my desire to terminate my participation in them.

I understand that my revocation of authorization shall become effective in accordance with the terms of these plans. The above authorizations for a payroll deduction are to be used for my participation in both the ESPP and the DRSPP, and I hereby acknowledge that I have received a copy of both the ESPP and DRSPP plan documents.

Signed:		Date:
Employee Signature

Return to your payroll office	____New Participant	____Existing Participant